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                                                                     Exhibit 5.1



       Terry Ferraro Schwartz
       (404) 815-3731
E-Mail:tschwartz@sgratl.com


                                 August 3, 1998



Board of Directors
Florida Banks, Inc.
4110 Southpoint Boulevard
Suite 212, Southpoint Square II
Jacksonville, Florida 32216-0925

                  Re:   Florida Banks, Inc.
                        Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel for Florida Banks, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,375,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"). Of such Shares, 1,250,000 were registered pursuant to a Registration Statement on Form S-4 (Reg. No. 333-51095) declared effective by the Commission on July 10, 1998 (the "Registration Statement"), and 125,000 of such Shares (the "Additional Shares") are being registered pursuant to a Registration Statement filed with the Commission on even date hereof pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Rule 462(b) Registration Statement").

         The Shares are issuable by the Company in exchange for previously outstanding shares of the common stock, $1.00 par value per share, of First National Bank of Tampa, a national bank ("First National"), pursuant to the terms and conditions of that certain Merger Agreement dated March 30, 1998 by and between the Company and First National.

         In connection therewith, we have examined the following:

         (a) The Articles of Incorporation, as amended, of the Company, certified by the Secretary of State of the State of Florida;

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Board of Directors
Florida Banks, Inc.
August 3, 1998
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         (b)      The By-Laws of the Company, certified as complete and correct by the Secretary of the Company;

         (c) The minute book of the Company, certified as correct and complete by the Secretary of the Company;

         (d) Certificate of Good Standing with respect to the Company, issued by the Secretary of State of the State of Florida; and

         (e) The Registration Statement and the Rule 462(b) Registration Statement.

         Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that:

         a. The Company has been duly incorporated and is validly existing under the laws of the State of Florida; and

         b. The Additional Shares covered by the Rule 462(b) Registration Statement to be sold by the Company have been legally authorized and, when issued and sold in accordance with the terms described in the Registration Statement, as incorporated by reference into the Rule 462(b) Registration Statement, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         SMITH, GAMBRELL & RUSSELL, LLP



                                         /s/ Terry Ferraro Schwartz
                                         -------------------------------------
                                         Terry Ferraro Schwartz



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